                                                                     EXHIBIT 4.2



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                                    2BRIDGE
                             AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT



                                March 10, 2000






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

                               TABLE OF CONTENTS

                                                          Page
                                                          ----

1.   Registration Rights..................................   1
     1.1   Definitions....................................   1
     1.2   Requested Registration.........................   3
     1.3   Piggy-back Registration Rights.................   5
     1.4   Form S-3 Registration..........................   6
     1.5   Obligations of the Company.....................   7
     1.6   Furnish Information............................   8
     1.7   Expenses of Registration.......................   8
     1.8   Delay of Registration..........................   9
     1.9   Indemnification................................   9
     1.10  Reports Under Securities Exchange Act of 1934..  11
     1.11  Assignment of Registration Rights..............  11
     1.12  Limitations on Subsequent Registration Rights..  12
     1.13  Market Stand-off Agreement.....................  12
     1.14  Termination of Registration Rights.............  12

2.   Rights of First Refusal..............................  12
     2.4  Exercise of Right...............................  14
     2.5  Lapse and Reinstatement of Right................  14
     2.6  Termination.....................................  14

3.   Information and Board Visitation Rights..............  15

4.   Restrictions on Transfer.............................  16
     4.2  Legends.........................................  17

5.   General Provisions...................................  18
     5.1   Further Assurances.............................  18
     5.2   Rights Cumulative..............................  18
     5.3   Notices........................................  18
     5.4   Term...........................................  18
     5.5   Severability...................................  19
     5.6   Attorneys' Fees................................  19
     5.7   Entire Agreement...............................  19
     5.8   Choice of Law..................................  19
     5.9   Binding on Heirs, Successors and Assigns.......  19
     5.10  Amendment; Waiver..............................  19
     5.11  Counterparts...................................  20

                                    2BRIDGE

                AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

     THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT ("Agreement") is entered into as of March 10, 2000, by and among 2Bridge, a California corporation (the "Company"), and the persons identified as "Investors" on Exhibits A-1, A-2, A-3 and A-4 hereof.

                                    RECITALS

     WHEREAS, the Series A Preferred Stock ("Series A Preferred") Investors listed on Exhibit A-1, the Series B Preferred Stock ( "Series B Preferred") Investors listed on Exhibit A-2 hereto and the Series C Preferred Stock ("Series C Preferred") Investors listed on Exhibit A-3 hereto are parties to the Second Amended and Restated Investors' Rights Agreement dated as of July 23, 1999 (the "Prior Agreement"), pursuant to which the Company granted to the Series A Preferred, Series B Preferred and Series C Preferred Investors certain registration and purchase rights; and

     WHEREAS, in connection with the Company's issuance of Series D Preferred Stock ("Series D Preferred") to certain Investors listed on Exhibit A-4 hereto pursuant to the Series D Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), the Series A Preferred, Series B Preferred and Series C Preferred Investors have agreed to amend and restate the Prior Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.  Registration Rights. The Company hereby covenants and agrees as follows:
    -------------------

    1.1  Definitions. As used in this Agreement, the following terms shall have
         -----------
the following respective meanings:

         (a)  "1933 Act" means the Securities Act of 1933, as amended.

         (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c)  "Common Stock" means the Company's Common  Stock.

         (d) "Form S-3" means such form under the 1933 Act as in effect on the date hereof or any registration form under the 1933 Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

         (e) "Holder" means any person owning of record Registrable Securities or any permitted assignee thereof in accordance with Section 1.11 below.

         (f) "Initiating Holders" means any Holders who in the aggregate possess more than 25% of the Registrable Securities then outstanding.

         (g)  "Initial Public Offering" means the Company's first Public
Offering.

         (h) "Public Offering" means any registered offering of the Company's securities solely for cash, other than a registration (i) on Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (ii) with respect to an employee benefit plan, or
(iii) solely in connection with a Rule 145 transaction under the 1933 Act.

         (i) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of the effectiveness of such registration statement or document by the SEC.

         (j) The term "Registrable Securities" means: (i) the Common Stock issued or issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred (collectively, "Preferred Stock") held by the Investors, (ii) the Common Stock issued or issuable upon exercise of the Warrants (x) to purchase Common Stock held by the Series A Preferred Investors (the "Series A Warrant"), (y) to purchase Series C Preferred Stock held by Imperial Bancorp (collectively, the "Series C Warrant"), and (z) to purchase Series D Preferred Stock held by each of Sand Hill Capital II, LP, TBCC Funding Trust II, and Silicon Valley Bank (collectively with the Series A Warrant and the Series C Warrant, the "Warrants"); (iii) with respect to Section 1.3, 1.5 through 1.14 only, the Common Stock issued to each of Mr. Milton Berlinski and David Braunschwig, each pursuant to a Restricted Stock Purchase Agreement, dated March 8, 2000, and (iv) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) by way of a stock split, stock dividend, recapitalization, merger or other distribution with respect to, or in exchange for, or in replacement of, such Preferred Stock or Common Stock, excluding in all cases, however, any Registrable Securities (A) sold by a person in a transaction in which its rights under this Section 1 are not assigned; (B) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; or (C) sold in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

         (k) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

         (l) "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 1.2, 1.3 and 1.4 below, including, without limitation, all registration, filing and qualification fees, underwriters' expense allowance, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and reasonable fees and disbursements not to exceed $15,000 of one special counsel for all of the Holders who elect to include their Registrable Securities in any such registration.

         (m) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities in the registration.

    1.2  Requested Registration.
         ----------------------

         (a)  Request for Registration.  In case the Company shall receive from
              ------------------------
Initiating Holders a written request that the Company file a registration statement under the 1933 Act with respect to shares of Registrable Securities whose expected aggregate offering price is not less than: (i) $10,000,000 if such request is made prior to the Company's Initial Public Offering, or (ii) $7,500,000 of such request is made after the Company's Initial Public Offering, the Company will:

             (i) promptly, and in no event later than 30 days from receipt of such written request, give written notice of such request to all other Holders; and

             (ii) subject to the limitations of Section 1.2(b) below, as soon as practicable, use its best efforts to effect such registration under the 1933 Act (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the 1933 Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 20 days after receipt of such written notice from the Company; provided that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

                 (A) Prior to the third anniversary of the closing date of the initial purchase and sale of the Series D Preferred;

                 (B) During the period starting with the date of filing of any registration statement in connection with the Initial Public Offering, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective, and ending on the date which is 180 days after the date on which such registration statement is declared effective;

                 (C) If the Company has previously effected two (2) registrations under this Section 1.2;

                 (D) If the Company delivers notices to the Holders not more than 30 days after receipt of any registration request of the Initiating Holders that it intends to file a registration statement for its Initial Public Offering within 90 days of the receipt of such registration request; or

                 (E) If the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1.2 a certificate, signed by the Chairman of the Board of the Company, stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed or effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the registration request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any 12 month period.

         Subject to the foregoing clauses (A) through (E) inclusive, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders and in any event within 120 days after receipt of such request.

         (b)  Underwriting. In the event that a registration pursuant to this
              ------------
Section 1.2 is for a registered Public Offering by means of an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to
Section 1.2(a)(i) above. In such event, the right of any Holder to registration pursuant to this Section 1.2 shall be conditioned upon such Holder's participation in the underwriting arrangements required by this Section 1.2(b), and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

         The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with a managing underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement, provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

         If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities and/or other securities held by such Holder affected shall be withdrawn from registration. If the registration does not become effective due to the withdrawal of Registrable Securities, then either: (a) the Holders requesting registration shall reimburse the Company for expenses incurred in complying with the request, or (b) the aborted registration shall be treated as effected for purposes of Section 1.2(a)(ii)(C); provided, however, that if at the time of such withdrawal, the Holder or Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses, and the aborted registration shall not be treated as effected for purposes of Section 1.2(a)(ii)(C).

    1.3  Piggy-back Registration Rights.
         ------------------------------

         (a)  Piggy-back Rights. Except with respect to the Company's Initial
              -----------------
Public Offering, if (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its securities in connection with a Public Offering, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Commission Rule 145 transaction, the Company shall promptly give each Holder written notice of such registration, together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of each Holder given within 15 days after delivery of such written notice by the Company in accordance with Section
5.3 below, the Company shall, subject to the provisions of Section 1.3(b) below, use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any of its Registrable Securities in any subsequent registration statement or statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

         (b) Underwriting Requirements in Piggy-back Registration. If the registration statement under which the Company gives notice under this Section
1.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. The right of any Holder to registration pursuant to
Section 1.3(a) above shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting (each, a "Participating Holder") shall (together with the Company and any other holders of Company securities distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude some or all Registrable Securities from such registration and underwriting. Further, notwithstanding anything to the contrary herein, no reduction shall be made with respect to securities offered by the Company for its own account under this Section 1.3. The Company shall so advise all persons requesting registration, and the number of shares of securities that may be included in the registration and underwriting shall be allocated in the following manner. The number of shares that may be included in the registration and underwriting shall be allocated (i) first to the Company; (ii) second to the Participating Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders; and (iii) third, to any other shareholders of the Company (other than Participating Holders) on a pro rata basis. In no event shall the amount of securities of the selling Holders included in the registration be reduced below twenty-five percent (25%) of the total amount of securities included in such registration, unless such offering is the Initial Public Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other participating shareholder be included in such registration which would reduce the number of shares which may be included by Participating Holders without the written consent of Participating Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. In no event will the Company have any obligation under this Section 1.3 with respect to its Initial Public Offering.

    1.4  Form S-3 Registration.  In case the Company shall receive from any
         ---------------------
Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

         (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

         (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if the Company is not qualified as a registrant entitled to use Form S-3; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided that the Company shall not utilize this right more than once in the prior twelve (12) month period; or (iv) if the Company has already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.4 in the prior twelve (12) month period.

    1.5  Obligations of the Company.  Whenever required under this Section 1 to
         --------------------------
effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

         (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

         (d) Use its best efforts to register and qualify the securities covered by such registration statement under the securities laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and provided further that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders, then such expenses shall be payable by the selling Holders pro rata, to the extent required by such jurisdiction if such Holders do not elect to withdraw from the registration after notice of such requirement.

         (e) In the event of any underwritten Public Offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

         (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         (g) Furnish, at the request of a majority of the Holders participating in the registration, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities.

    1.6  Furnish Information.  In connection with any action pursuant to this
         -------------------
Section 1, the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities. In that connection, each selling Holder shall be required to represent to the Company that all such information which is given is both complete and accurate in all material respects when made.

    1.7  Expenses of Registration.  All Registration Expenses shall be borne by
         ------------------------
the Company. All Selling Expenses shall be borne by the Holders of the securities so registered, (i) in an underwritten transaction, pro rata, on the basis of the number of shares so registered or (ii) otherwise, by the Holder or Holders who incurred such expenses.

    1.8  Delay of Registration.  No Holder shall have any right to obtain or
         ---------------------
seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

    1.9  Indemnification.  In the event any Registrable Securities are included
         ---------------
in a registration statement under this Section 1:

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, partners, and members (if Holder is an LLC) of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse each such Holder, officer, director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. The Company's indemnity contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished in writing and expressly stated for use in connection with such registration by any such Holder. The Company shall not be required to indemnify any person against any liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or any amendments or supplements thereto (collectively, the "Final Prospectus"), and after the Company has furnished such Holder with a copy of the Final Prospectus, such Holder fails to deliver a copy of such Final Prospectus. The indemnity provided for in this Section 1.9(a) shall remain in full force and effect regardless of any investigation made by or on behalf of such seller, underwriter, participating person or controlling person and shall survive transfer of such securities by such seller.

         (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, any person who controls such underwriter, and any other Holder selling securities in such registration statement or any of its partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder and expressly stated in a writing for use in connection with such registration; and each such Holder will reimburse any legal or other expenses, as reasonably incurred, by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability, or action. The indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, provided, that in no event shall any indemnity under this Section 1.9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

         (c)  Promptly after receipt by an indemnified party under this Section
1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party shall have the
                             -------------
right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party if the indemnified party reasonably determines that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

         (d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control, provided, however, that the failure of the underwriting agreement to address an issue shall not be deemed to be a conflict between the underwriting agreement and this Agreement.

         (e) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of the Registrable Securities in a registration statement under this Section 1.

    1.10 Reports Under Securities Exchange Act of 1934.  With a view of making
         ---------------------------------------------
available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

         (a) use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the registration statement filed by the Company in connection with its Initial Public Offering;

         (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the registration of the Company's Initial Public Offering is declared effective;

         (c) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

         (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon reasonable request: (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company in connection with its Initial Public Offering), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC or any state securities authorities which permits the selling of any such securities without registration or pursuant to such form S-3.

    1.11 Assignment of Registration Rights.  The rights to cause the Company to
         ---------------------------------
register Registrable Securities pursuant to this Section 1 may be assigned by a Holder to (A) a transferee or assignee of Registrable Securities who acquires not less than 50,000 shares of the Registrable Securities (as adjusted for recapitalizations, stock splits and combinations and the like), (B) a subsidiary, parent, general partner, limited partner, retired partner, affiliate, member (if Holder is an LLC) of a Holder, or investment fund or entity controlled by a Holder, or (C) a Holder's family member or trust for the benefit of an individual Holder or any family member; provided that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, and (ii) such assignment shall be effective only if immediately following such transfer the transferee is bound by the terms and conditions of this Agreement and such transfer of any Registrable Securities is lawful under all applicable securities laws.

    1.12 Limitations on Subsequent Registration Rights.  From and after the date
         ---------------------------------------------
of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would: (i) permit such holder or prospective holder to include such securities in any registration filed pursuant to Section 1.2, 1.3, or 1.4 above if such inclusion would adversely affect the rights of any Holder of Registrable Securities hereunder (provided that the pro rata participation of those additional shares in a registration or cutback shall not be deemed an adverse affect if such pro rata participation is approved unanimously by the Board of Directors); (ii) permit such holder or prospective holder to require the Company to initiate any registration of any securities of the Company; or (iii) grant such holder registration rights senior to those granted to the Holders hereunder.

    1.13 Market Stand-off Agreement.  Each Holder agrees, in connection with the
         --------------------------
Company's Initial Public Offering, upon request of the Company or the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the underwriters.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

    1.14 Termination of Registration Rights.  The registration rights granted
         ----------------------------------
pursuant to this Agreement shall terminate (i) as to all Holders on the date which is the fifth year anniversary following the consummation of the Initial Public Offering of the Company, or (ii) as to any Holder, at such time as such Holder is able to sell all Registrable Securities held by it pursuant to Rule 144 promulgated under the 1933 Act in a three (3) month period.

2.  Rights of First Refusal.  The Company hereby grants to each Investor, as
    -----------------------
long as the Investor holds at least 1,500,000 shares of Registrable Securities (as adjusted for recapitalizations, stock splits and combinations and the like), the right of first refusal to purchase, pro rata, a portion of any New Securities (as defined in Section 2.1 below) that the Company, from time to time, may propose to sell and issue. Each Investor's pro rata share of the New Securities will be the ratio of (i) the number of shares of Common Stock issued and held, and issuable upon the conversion of the shares of Preferred Stock and upon the exercise of the Warrants then held, by such Investor as of the date of the Rights Notice (as defined below) to (ii) the total number of shares of Common Stock issued and held, and issuable upon the conversion of the shares of Preferred Stock and upon the exercise of the Warrants or any other options, warrants or convertible securities then held, by all persons, or reserved for issuance under stock option and stock purchase plans of the Company as of such date. This right of first refusal will be subject to the following provisions:

    2.1 "New Securities" will mean any shares of Common Stock or Preferred Stock of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into said Common Stock or Preferred Stock; provided that "New Securities" will not include: (i) securities issuable upon the conversion of or with respect to the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred; (ii) securities issuable, upon the exercise of or with respect to the Warrants to purchase shares of Series B Preferred issued and outstanding on March 11, 1998; (iii) securities issuable, upon the exercise of or with respect to the Warrants to purchase shares of Series C Preferred issued and outstanding as of the date of the close of the Company's Series C Preferred issuance; (iv) securities issuable, upon the exercise of or with respect to the Warrants to purchase shares of Series D Preferred issued and outstanding as of the date of the close of the Company's Series D Preferred issuance; (v) securities issued in connection with the acquisition of another corporation by the Company by merger, consolidation, purchase of substantially all of the assets, or other reorganization as a result of which the Company owns more than fifty percent (50%) of the voting power of such corporation; (vi) up to 4,735,000 shares of the Company's Common Stock or related options (or such greater number of shares as may be approved by a unanimous vote of the Board of Directors) issued pursuant to any stock option, incentive or any similar plan or agreement approved by the Company's Board of Directors; (vii) shares of the Company's Common Stock or Preferred Stock issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event; (viii) securities as to which the holders of a majority in interest of the Registrable Securities then outstanding waive their rights of first refusal under this Section 2; (ix) securities issued in connection with any grant by the Company or to the Company of any substantial licensing, distribution, technology, product or intellectual property rights that is approved by the Company's Board of Directors; or (x) securities issued in connection with any equipment lease financing or other similar purchase financing arrangement approved by a unanimous vote of the Company's Board of Directors.

    2.2 If the Company proposes to issue New Securities, it will give each Investor that holds at least 1,500,000 shares of Registrable Securities (as adjusted for recapitalizations, stock splits and combinations and the like) written notice (the "Rights Notice") of the Company's intention to do so, describing the New Securities, the price, and the general terms upon which the Company proposes to issue them. Each such Investor will have 15 days from the date of delivery of the Rights Notice to agree to purchase up to its pro rata share of such New Securities (as determined above) for the price and upon the general terms specified in the Rights Notice by giving written notice to the Company setting forth the quantity of New Securities to be purchased.

    2.3 If not all of the Investors elect to purchase their pro rata share of New Securities, then the Company shall promptly notify in writing the Investors who do so elect and shall offer such Investors the right to acquire such unsubscribed shares. Such Investors shall have 5 days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares.

    2.4  Exercise of Right.  If any Investor exercises its right of first
         -----------------
refusal hereunder, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within ninety
(90) calendar days after each Investor gives notice of such exercise, which period of time shall be extended if necessary to comply with applicable laws and regulations. Upon exercise of such right of first refusal, the Company and such Investor shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

    2.5  Lapse and Reinstatement of Right.  In the event an Investor fails to
         --------------------------------
exercise the right of first refusal provided in this Section 2.1 within said fifteen (15) day period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased by such Investor at the price and upon the terms no more favorable to the purchasers of such securities than specified in the notice. In the event the Company has not sold the New Securities described in the notice or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold the New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities to each Investor in the manner provided above.

    2.6  Termination.  The rights of first refusal granted in this Section 2
         -----------
shall not apply to, and shall terminate upon the closing of, a sale of shares of the Company's capital stock pursuant to the Company's Initial Public Offering.

3.  Information and Board Visitation Rights.
    ---------------------------------------

    3.1 As long as an Investor holds not less than 1,500,000 shares of Registrable Securities, the Company will deliver the following information and reports to that Investor:

         (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, an audited balance sheet of the Company as of the end of such year and audited statements of income, shareholders equity, and cash flow for such year, which year end financial reports will be in reasonable detail and will be accompanied by a report and opinion thereon of independent public accountants of nationally recognized standing selected by the Company.

         (b) As soon as practicable after the end of each fiscal quarter, and in any event within 45 days thereafter, balance sheets of the Company and its subsidiaries, if any, as of the end of such quarter, and statements of income and cash flow for each quarter and for the current fiscal year to date, including comparisons to that fiscal year's Annual Plan (as defined below) of results for the quarter, as well as to year-to-date and the prior year comparable period, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments need not be made.

         (c) With reasonable promptness after being approved by the Company's Board of Directors, monthly financial statements compared against a copy of the Company's annual financial plan (the "Annual Plan").

         (d) With reasonable promptness after being approved by the Company's Board of Directors, and in all events within thirty (30) days prior to the commencement of the relevant fiscal year, a copy of the Company's Annual Plan, respecting such fiscal year, which will include reasonable detail and monthly budgets.

    3.2 The Company shall permit each Holder of at least 1,500,000 shares of Registrable Securities, at such Holder's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that
                                                      --------  -------
the Company shall not be obligated pursuant to this Section 3. 2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

    3.3 The Company's obligations to deliver reports and other information under this Section 3 will terminate upon the closing of a sale of shares of the Company's capital stock pursuant to the Company's Initial Public Offering.

    3.4 Dr. Hasso Plattner (collectively with his affiliates) shall have the right to designate one (1) person to attend all meetings of the Company's Board of Directors in a nonvoting observor capacity. Arbor Investors shall have the right to designate one (1) person to attend all meetings of the Company's Board of Directors in a nonvoting observor capacity. Each such attendee may participate in discussions of matters brought to the Board, but shall not have any vote as to such matters. Each such attendee shall sign the Company's customary form of Observer Rights Agreement. The Company shall provide such persons with the same notice of all meetings of the Board of Directors and all information and materials that it provides to the members of the Board of Directors. The rights granted in this Section 3.4 shall terminate upon the closing of a sale of shares of the Company's capital stock pursuant to the Company's Initial Public Offering.

    3.5 Each Investor agrees to, and to use its best efforts to insure that its authorized representatives, keep confidential the information provided to it pursuant to this Section 3 and any other information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary, parent, or member of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, parent or member is advised of the confidentiality provisions of this Section 3.

4.   Restrictions on Transfer
     ------------------------

    4.1 Each Holder agrees not to make any disposition of all or any portion of the Preferred Stock, Warrants or Registrable Securities unless and until:

         (a) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

         (b)  (i) The transferee has agreed in writing to be bound by this
Section 4, (ii) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (iii) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the 1933 Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

         (c) Notwithstanding the provisions of Sections 4.1(a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (i) a partnership to its partners or former partners in accordance with partnership interests or to a member of such Holder or an entity controlling, controlled by, or under common control with such Holder or to an affiliate, (ii) a corporation to its shareholders in accordance with their interest in the corporation, (iii) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (iv) to the Holder's family member or trust for the benefit of an individual Holder, provided the transferee will be subject to the terms of this Section 4 to the same extent as if he were an original Holder hereunder.

    4.2  Legends.
         -------

         (a) All certificates evidencing the Preferred Stock, and evidencing the shares of Common Stock issuable upon the conversion of any of the Preferred Stock and upon exercise of any of the Warrants, will bear the following legends:

          "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN TAKEN BY THE ISSUEE FOR INVESTMENT PURPOSES. THE SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS (A) THEY HAVE BEEN REGISTERED UNDER SAID ACT, (B) THE TRANSFER AGENT (OR THE COMPANY IF THEN ACTING AS ITS OWN TRANSFER AGENT) IS PRESENTED WITH EITHER A WRITTEN OPINION SATISFACTORY TO COUNSEL FOR THE COMPANY OR A "NO-ACTION" OR INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER, (C) THEY ARE SOLD IN COMPLIANCE WITH RULE 144 OR RULE 144A UNDER THE ACT, OR (D) OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY IS PRESENTED TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

          "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THAT CERTAIN AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT DATED MARCH _____, 2000, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

         (b) The certificates evidencing the Preferred Stock or such shares of Common Stock will also bear any legend required by the Commissioner of Corporations of the State of California or required pursuant to any state, local or foreign law governing such securities.

         (c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

    4.3 Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

5.   General Provisions.
     ------------------

     5.1  Further Assurances.  Each party agrees to cooperate fully with the
          ------------------
other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

    5.2  Rights Cumulative.  Each and all, of the various rights, powers and
         -----------------
remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

    5.3  Notices.  All notices, consents or demands of any kind which any party
         -------
to this Agreement may be required or may desire to serve on any other party hereto in connection with this Agreement shall be in writing and may be delivered by personal service or overnight courier, by facsimile transmission, or by certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed: (i) if to the Company, attention: Secretary at its then current principal executive office address; or (ii) if to an Investor, at its address as such Investor shall have notified the Company is the Investor's latest address in accordance with this
Section 5.3. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee's certification receipt or at the expiration of 5 business days after the date of mailing, whichever is earlier in time. Any party hereto may from time to time by notice in writing served upon the others as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

    5.4  Term.  This Agreement shall commence as of the date set forth above and
         ----
shall terminate on the first date upon which each of the conditions for termination of the respective Investors' rights, set forth in Sections 1.14, 2.6, 3.3 and 3.4 herein, have been satisfied.

    5.5  Severability.  The provisions of this Agreement are severable. The
         ------------
invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

    5.6  Attorneys' Fees.  In any action at law or in equity to enforce any of
         ---------------
the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

    5.7  Entire Agreement.  This Agreement (together with the Purchase Agreement
         ----------------
and the other documents referred to herein and therein) is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof, is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings, whether written or oral, relating to the same subject matter.

    5.8  Choice of Law.  It is the intention of the parties that the internal
         -------------
laws of the State of California (irrespective of its choice of law principles) should govern the validity of this Agreement and the interpretation of the rights and duties of the parties.

    5.9  Binding on Heirs, Successors and Assigns.  This Agreement and all of
         ----------------------------------------
its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

    5.10 Amendment; Waiver.  Any provision of this Agreement may be amended
         -----------------
and/or the observance thereof may be waived upon the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section
5.10 shall be binding upon each Holder of any Registrable Securities then outstanding (including securities into which such securities are convertible), each future Holder of all such Registrable Securities, and the Company. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

    5.11 Counterparts.  This Agreement may be executed in separate counterparts,
         ------------
each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument. In the event of an additional closing or closings of the purchase of additional shares of Series D Preferred Stock pursuant to the Purchase Agreement of even date herewith, upon execution of a signature page counterpart and without need for an amendment hereto, any such purchaser shall become a party to this Agreement, and shall be deemed an "Investor" for purposes of this Agreement, and shall have the rights and obligations hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    COMPANY:

                                    2BRIDGE


                                    By:
                                       -----------------------------
                                       Mansoor Zakaria, Chairman and
                                       Chief Executive Officer



    [SIGNATURE PAGE TO THE AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

                                    2BRIDGE
                            INVESTOR SIGNATURE PAGE
                                      TO
                             AMENDED AND RESTATED
                          INVESTORS' RIGHTS AGREEMENT

    The undersigned hereby executes and delivers the Amended and Restated Investors' Rights Agreement (the "Agreement") to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of said Agreement and Signature Pages of the other parties named in said Agreement, shall constitute one and the same document in accordance with the terms of said Agreement.



                                          -------------------------------------
                                          [Type or Print Name of Investor]


                                          By:
                                             ----------------------------------

                                          Print Name:
                                                     --------------------------

                                          Title:
                                               --------------------------------
                                                      (if applicable)

                                          Address:
                                                  -----------------------------

                                                  -----------------------------

                                                  -----------------------------